Exhibit   99.1

Contacts:	Carl M. Mills Chief Financial Officer (408) 990-4000 cmills@quicklogic.com	Kristine Mozes Mozes Communications (781) 652-8875 kristine@mozescomm.com

QuickLogic Files Form 10-Q for the Third Quarter of 2006

SUNNYVALE, Calif. – January 10, 2007 – QuickLogic Corporation (NASDAQ: QUIK) announced today that it has filed its quarterly report on Form 10-Q for its fiscal third quarter ended October 1, 2006. Today’s filing fulfills the requirements set out by the Nasdaq Listing Qualifications Panel (“the Panel”) in their decision received on December 13, 2006 allowing QuickLogic’s securities to continue to be listed on The Nasdaq Global Market.  QuickLogic anticipates receiving notification that the matter has been closed by the Panel in the near future. A complete copy of the Form 10-Q filing can be obtained at the investor relations section of the QuickLogic web site at www.quicklogic.com.

“We are pleased to have completed the internal review of our stock option granting practices and related accounting and to have filed our quarterly reports with the SEC,” said E. Thomas Hart, chairman, president and CEO. “This filing now brings us current with the SEC’s and NASDAQ’s filing requirements.  With this review successfully behind us, we look forward to holding a full earnings conference call at the end of January to discuss the fourth quarter financials and our progress in becoming the market leader in providing the lowest power programmable logic solutions.”

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is the leading provider of the lowest power programmable logic solutions for the portable electronics, industrial, communications and military markets. The Company is located at 1277 Orleans Drive, Sunnyvale, CA 94089-1138. For more information, please visit the QuickLogic web site at www.quicklogic.com.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made by the Company relating to the completion of the requirements established by the Nasdaq Listing Qualifications Panel in its decision letter received by the Company on December 13, 2006.  Although the Company believes it has satisfied all of the conditions to remain listed on or before the required dates, there can be no assurance that QuickLogic will remain listed on The Nasdaq Global Market unless and until the Panel has closed the matter.  The Panel may, at its discretion, request additional information before determining that QuickLogic has complied with the terms of the Panel’s decision.  These forward-looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to the potential delisting of our common stock from The Nasdaq Global Market; the outcome of the previously-announced SEC informal inquiry; and the risks that may be associated with claims or proceedings relating to such matters, including shareholder litigation and formal action by the SEC or other governmental agencies.

Additional risks are described in the Company’s public reports filed with the Securities and Exchange Commission, including the risks discussed in the “Risk Factors” section in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases.  The forward-looking statements in this release speak only as of the date they are made, and the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

The QuickLogic name and logo are registered trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such. Our wirewatch code is QUIK-G.

###